Exhibit 99.1

Ross Ayotte	Ken Rizvi
Corporate Marketing	Investor Relations
ON Semiconductor	ON Semiconductor
(602) 244-5978	(602) 244-3437
ross.ayotte@onsemi.com	ken.rizvi@onsemi.com

ON Semiconductor Prepays $55 Million of its Senior Secured Credit Facility

With Proceeds from the Sale-Leaseback of Certain Manufacturing Assets at Gresham

PHOENIX, Ariz. – Nov. 9, 2006 – ON Semiconductor Corporation (Nasdaq: ONNN) today announced that the company has prepaid approximately $55 million of its senior secured credit facility with proceeds from a six year sale-leaseback agreement associated with certain manufacturing assets at its Gresham, Oregon wafer facility. The company negotiated the sale-leaseback transaction with Global Electronics Services (an indirect subsidiary of General Electric Capital Corporation) for approximately $70 million. At current LIBOR rates, the company expects the transaction to result in an interest expense savings of approximately $1 million per year. In addition to the prepayment of its senior secured credit facility, the company will use the remaining approximately $15 million of proceeds from the sale-leaseback to fund ongoing business operations.

“This transaction enables ON Semiconductor to reduce its senior secured bank debt and effectively finance certain manufacturing assets in Gresham at an attractive fixed rate,” said Donald Colvin, ON Semiconductor’s executive vice president and CFO. “Over the last two months, we have pre-paid approximately $115 million of our senior secured debt, consistent with our financial strategy.”

About ON Semiconductor

With its global logistics network and strong portfolio of power semiconductor devices, ON Semiconductor (Nasdaq: ONNN) is a preferred supplier of power solutions to engineers, purchasing professionals, distributors and contract manufacturers in the computer, cell phone, portable devices, automotive and industrial markets. For more information, please visit ON Semiconductor’s website at http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, information on the website is not to be incorporated herein.

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This news release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. In this news release, forward-looking information relates to the continued repayment of debt, and reduction of interest expense and similar matters. All forward-looking statements in this news release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, the cyclical nature of the semiconductor industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally, risks and costs associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and risks involving environmental or other governmental regulation. Additional factors that could affect the company’s future operating results are in Item 1A Risk Factors of our Form 10-K for the year ended December 31, 2005 and other factors are described from time to time in our SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.